UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 4, 2010

XTREME GREEN PRODUCTS INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52502	26-2373311
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

5475 Wynn Road, Suite 100
Las Vegas, Nevada 89118
(Address of principal executive offices) (zip code)

(702) 233-4804
(Registrant's telephone number, including area code)

2120 Jadeleaf Ct.,
Las Vegas, Nevada   89134
(Former name or address, if changed since last report)

Copies to:
Louis A. Brilleman, Esq.
110 Wall Street, 11th Floor
New York, New York 10005
Phone: (212) 709-8210
Fax: (212) 943-2300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 4, 2010, the Company’s Board of Directors unanimously elected Frank Rosenberg to fill an existing vacancy on the Board, effective immediately.

Since 1991, Mr. Rosenberg has been Managing Director with Airline Capital Associates, Inc., an aviation business consulting firm.  He has developed a practice providing marketing strategies and business development to the airline and airport markets, and is active in the Emerging Markets practice, advising on aviation infrastructure developments.  While at ACA, he has also provided advice to clients on diverse issues, including: homeland security (airport security training and passenger and cargo screening); airport privatization; the capacity of a hub at Malpensa airport in Italy; ground handling service standards and equipment needs; new airport fuel operations business plan; and public policy issues involved in the privatization of a flag carrier.  From 1967 until 1993, Mr. Rosenberg was Financial Officer for North America at British Airways.  From 1983 until 1991 he was Chief Operating Officer and Executive Vice President of Ogden Allied Services Corporation, a major aviation service company whose 10,000 employees provided ground, cargo, fueling, and catering services to airlines in over seventy airports around the world.  Mr. Rosenberg is an active member of Airports Council International – North America, serving on the Air Cargo and Public Safety and Security Committees.  He is a Trustee of Vaughn College (formerly, the College of Aeronautics) where he is Chairman of the Executive Committee, and a member of the American Institute of Certified Public Accountants.  He is a graduate of the City College of New York.

In connection with his election was granted five-year options to purchase 150,000 shares at 0.50 per share.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(a) Financial statements of business acquired.

Not applicable.

 (b) Pro forma financial information.

Not applicable.

(c) Exhibits

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xtreme Green Products Inc.

November 10, 2010	By:	/s/ Neil Roth
Neil Roth
Chief Financial Officer